Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Finalizes Warrant Repricing

VERNON, BC – February 5, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced today that warrantholders holding 3,223,227 of the Company’s warrants expiring on May 29, 2019 and June 12, 2019, have consented to and agreed with the repricing of the exercise price of their warrants from $0.45 per share to $0.355 per share.

On December 24, 2018, the Company announced that it approved the repricing of these warrants, subject to warrantholders consenting and agreeing to the repricing. The repriced warrants are now subject to an accelerated expiry date in accordance with Canadian Securities Exchange (CSE) rules whereby the term of the warrants will be reduced to 30 days commencing seven days from the end of the closing market price of the shares exceeding the amended exercise price by 25 per cent for 10 consecutive trading days. Ten per cent of the repriced warrants are held by insiders of the Company.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Joe Green (US)

Edison Advisors

jgreen@edisongroup.com

O: 646-653-7030

M: 917-575-7089

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Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.